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                    March 12, 2021

       James Koh
       Chief Executive Officer and Chief Financial Officer
       BlueOne Card, Inc.
       4695 MacArthur Court Suite 1100
       Newport Beach, CA 92660

                                                        Re: BlueOne Card, Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed February 26,
2020
                                                            File No. 000-56060

       Dear Mr. Koh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services